                                                Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-74165

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 18, 1999

                                 500,000 SHARES

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                  Common Stock

                                 ---------------


    Our common stock is listed on the New York Stock Exchange under the symbol "FSA". On December 22, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $51-3/8 per share.

                                 ---------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



                                                   PER SHARE      TOTAL
                                                   ---------      -----
    Offering price..........................        $54.20     $27,100,000



                                 ---------------


    We expect to deliver the shares against payment in New York, New York on or about December 28, 1999.

                                 ---------------


                 Prospectus Supplement dated December 28, 1999.

                                TABLE OF CONTENTS


            Prospectus Supplement

                                                   PAGE
                                                   ----
About This Prospectus Supplement.................. S-3
Use of Proceeds................................... S-3
The Offering...................................... S-3
Plan of Distribution.............................. S-3


                      Prospectus


                                                    PAGE
                                                    ----
FSA Holdings.......................................   2
Use of Proceeds....................................   3
Ratio of Earnings to Fixed Charges and Ratio of
    Earnings to Combined Fixed Charges and Preferred
    Stock Dividends................................   3
Description of Debt Securities.....................   3
Description of Common Stock........................  14
Description of Stock Purchase Contracts and Stock
    Purchase Units.................................  15
Description of Preferred Stock.....................  16
Plan of Distribution...............................  18
About This Prospectus..............................  19
Where You Can Find More Information................  19
Legal Matters......................................  21
Experts............................................  21



     No dealer, sales person or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                              ABOUT THIS PROSPECTUS
                                   SUPPLEMENT

    We have on file with the SEC a registration statement which contains a prospectus dated August 18, 1999. That prospectus provides you with a general description of our common stock. This prospectus supplement contains specific information about the terms of the offering of 500,000 shares offered hereby. This prospectus supplement adds, updates and changes information contained in the prospectus. You should read the prospectus and this prospectus supplement, together with additional information described in this prospectus under the heading "Where You Can Find More Information."


                                 USE OF PROCEEDS

    The net proceeds from the sale of the common stock offered hereby will be used for general corporate purposes.

                                  THE OFFERING

    The following information is given as of December 28, 1999.

  Common stock offered...................     500,000 shares

  Common stock to be
    outstanding after the
    offering.............................     33,517,995 shares (1)

  New York Stock Exchange
    symbol...............................     FSA



----------
(1) This number excludes 158,306 shares of treasury stock, and includes shares held by a trust on our behalf.


                              PLAN OF DISTRIBUTION

    The shares offered hereby are being sold to Credit Suisse First Boston Corporation ("CSFB"). CSFB has advised us that it will make a distribution of the shares to Credit Suisse Financial Products ("CSFP"). We and CSFP have entered into an equity sale and forward repurchase arrangement. The forward arrangement provides that CSFP will purchase up to 500,000 shares of our common stock at $54.20 per share and will hold the shares subject to the forward arrangement.

    The purchase price, which is the "Offering Price" shown on the cover of this prospectus supplement, represents 97.5% of the average of the high and low sale price of our common stock on the New York Stock Exchange on October 29, 1999. We will not pay any brokerage or underwriting fees in connection with this sale of shares.

    We estimate that the total expenses of the offering will be approximately $30,000.


                                      S-3